Exhibit 16.1

March 1, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Immunocore Holdings plc and, under the date of March 1, 2023 we reported on the consolidated financial statements of Immunocore Holdings plc as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022. On November 9, 2022, we were notified that Immunocore Holdings plc intend to appoint Deloitte LLP as its principal accountant for the fiscal year ended December 31, 2023 and that the auditor-client relationship with KPMG LLP will cease upon receipt by Immunocore Holdings plc of our resignation after the completion of the audit of Immunocore Holdings plc’s consolidated financial statements as of and for the year ended December 31, 2022, and the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2022, and the issuance of our reports thereon. We have read Immunocore Holdings plc’s statements included under Item 16F of its Form 20-F dated March 1, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with Immunocore Holdings plc’s statement that the Board of Directors will appoint Deloitte LLP as their U.K. statutory auditor and independent registered public accounting firm (subject to shareholder approval at the annual general meeting to be held in 2023).

Very truly yours.

/s/ KPMG LLP